                         SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:
( ) Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2)
(X) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Section 140.14a-11(c) or Section
    240.14a-12

                             Tyson Foods, Inc.
             (Name of Registrant as Specified in Its Charter)

                             Tyson Foods, Inc.
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required.

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.
     (1) Title of each class of securities to which transaction applies:

     ______________________________________________________________________
     (2) Aggregate number of securities to which transaction applies:

     ______________________________________________________________________
     (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ______________________________________________________________________
     (4) Proposed maximum aggregate value of transaction:

     ______________________________________________________________________
     (5) Total fee paid:
     ______________________________________________________________________

( ) Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously paid:__________________________________________
     (2) Form Schedule or Registration Statement No.:_____________________
     (3) Filing Party:____________________________________________________
     (4) Date Filed:______________________________________________________

                             Tyson Foods, Inc.
                          2210 West Oaklawn Drive
                      Springdale, Arkansas 72762-6999

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              January 8, 1999

To the Shareholders of Tyson Foods, Inc.:

   Notice is hereby given that the Annual Meeting of Shareholders of Tyson Foods, Inc., a Delaware corporation (the "Company"), will be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, January 8, 1999, at 10:00 a.m., local time, for the following purposes:

1.To elect twelve members to the Board of Directors.

2.To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

   Only shareholders of record at the close of business on November 18, 1998, will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of shareholders entitled to vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at the office of the Company's General Counsel, 3422 N. College, Suite 3, Fayetteville, Arkansas 72703.

   The Company's Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended October 3, 1998, is being mailed to shareholders together with this Notice and Proxy Statement.

                                 By Order of the Board of Directors


                                 R. Read Hudson
                                 Secretary

Springdale, Arkansas
December 11, 1998


                          YOUR VOTE IS IMPORTANT

   WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                             Tyson Foods, Inc.
                          2210 West Oaklawn Drive
                      Springdale, Arkansas 72762-6999

                              PROXY STATEMENT
                                    For
                      ANNUAL MEETING OF SHAREHOLDERS
                            On January 8, 1999

                   SOLICITATION AND REVOCATION OF PROXY

   The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Tyson Foods, Inc., a Delaware corporation (the "Company"). It is for use only at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, January 8, 1999, at 10:00 a.m., local time, and any adjournments or postponements thereof.

   Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

   This proxy material is first being mailed to shareholders on or about December 11, 1998.

                    OUTSTANDING STOCK AND VOTING RIGHTS

   As of October 3, 1998, the outstanding shares of the Company's capital stock consisted of 128,296,821 shares of Class A Common Stock, $.10 par value ("Class A Common Stock"), and 102,645,423 shares of Class B Common Stock, $.10 par value ("Class B Common Stock"). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding on November 18, 1998, will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote and each share of Class B Common Stock will entitle the holder to ten votes on all such matters. The stock transfer books of the Company will not be closed.

  The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by listing the name(s) of such nominee(s) in the space provided. If you checked the box marked "WITHHOLD" your vote will be treated as an abstention and accordingly your shares will neither be voted for nor against a director but will be counted for quorum purposes. Broker "non-votes" are not relevant to the determination of quorum or whether the proposal to elect directors has been approved.


                          PRINCIPAL SHAREHOLDERS
   The following table sets forth certain information, as of October 3, 1998, regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Name and Address of                          Number of Shares       Percent
Beneficial Owner           Title of Class    Beneficially Owned    of Class
----------------           --------------    ------------------    --------
Don Tyson and
Tyson Limited Partnership  Class B Common Stock  102,598,560(1)       99.9
2210 West Oaklawn Drive
Springdale, AR 72762-6999

Brinson Partners, Inc      Class A Common Stock   11,558,490(2)        9.0
209 South LaSalle
Chicago, IL 60604-1295

Equitable Companies
 Incorporated              Class A Common Stock    7,170,605(3)        5.6
1290 Avenue of the Americas
New York, NY 10104

Invista Capital
 Management, Inc.          Class A Common Stock    6,474,000(4)        5.0
1800 Hub Tower
699 Walnut Street
Des Moines, IA 50309

[FN]

(1)Includes 750,000 shares of Class B Common Stock owned of record by Don Tyson, Senior Chairman of the Board of the Company, and 101,848,560 shares of Class B Common Stock owned of record by the Tyson Limited Partnership, a Delaware limited partnership (the "Partnership"). Don Tyson has a 54.3123 combined percentage interest as a general and limited partner in the Partnership and the Estate of Randal Tyson has a
  45.062 percentage interest as a limited partner in the Partnership. Barbara A. Tyson, the widow of Randal Tyson, has limited dispositive power with respect to, and is the principal income beneficiary of, the Estate of Randal Tyson. Don Tyson's adult children, including John H. Tyson, Chairman of the Board of the Company, are contingent beneficiaries of such estate. The managing general partner of the Partnership is Don Tyson. The other general partners are Leland E. Tollett, Director and former Chairman of the Board and Chief Executive Officer of the Company; Joe F. Starr, Director of the Company; John H. Tyson; James B. Blair, General Counsel to the Company; and Harry C.
  Erwin,  Jr.  Don  Tyson, as managing general partner, has  the  exclusive right, subject to certain restrictions, to do all things on behalf of the Partnership necessary to manage, conduct, control and operate the Partnership's business, including the right to vote all shares or other securities held by the Partnership, as well as the right to mortgage, pledge or grant security interests in any assets of the Partnership. The Partnership terminates December 31, 2040. Additionally, the Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, and (iii) the sale of all or substantially all of the Partnership's assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause a dissolution of the Partnership. Upon dissolution of the Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Partnership assets. In addition to the above-listed shares of Class B Common Stock, the Partnership also is the record owner of 250,000 shares of Class A Common Stock of the Company.
(2)Based solely on information obtained from a Form 13F filed by Brinson Partners, Inc. ("Brinson") with the Securities and Exchange Commission on or about November 12, 1998. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Brinson's Form 13F.
(3)Based solely on information obtained from a Form 13F filed by Equitable Companies Incorporated ("Equitable") with the Securities and Exchange Commission on or about November 12, 1998. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Equitable's Form 13F.
(4)Based solely on information obtained from a Form 13F filed by Invista Capital Management, Inc. ("Invista") with the Securities and Exchange Commission on or about November 13, 1998. The foregoing information has been included in reliance upon, and without independent investigation of, the disclosures contained in Invista's Form 13F.

                     SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company's two classes of Common Stock, as of October 3, 1998, by its directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:

                   Shares of  Percent of   Shares of   Percent of
                    Class A   Outstanding   Class B   Outstanding
Name of           Common Stock  Class A   Common Stock  Class B   Aggregate
Beneficial        Beneficially  Common    Beneficially   Common    Voting
Owner               Owned(1)     Stock      Owned(1)      Stock  Percentage
----------         --------------------------------------------------------
Don Tyson               459,711(2)   *     102,598,560(3)   99.9      90.2
Leland E. Tollett(4)  3,113,414     2.4                                 *
Joe F. Starr(4)       1,975,033(5)  1.5                                 *
Neely E. Cassady      1,226,862      *                                  *
Gerald M. Johnston      709,637      *                                  *
Donald E. Wray          729,736      *                                  *
John H. Tyson(4)(6)     297,764      *                                  *
Wayne Britt             238,301      *                                  *
Barbara A. Tyson(6)     157,658      *                                  *
Greg W. Lee             122,167      *                                  *
David S. Purtle          97,531      *                                  *
Fred S. Vorsanger        51,000      *                                  *
Shelby D. Massey         25,778      *                                  *
Lloyd V. Hackley         10,329      *                                  *
All Directors and
 Executive Officers as
 a Group (20 persons) 9,314,752     7.3    102,598,560(3)   99.9      82.3

[FN]

  *    Indicates ownership or aggregate voting percentage of less than 1%.
(1)Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the foregoing table include shares owned directly, shares held in such person's accounts under the Company's employee stock purchase plan and retirement savings plan, shares owned by certain of the individual's family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. Also includes shares subject to presently exercisable options held by certain named individuals.
(2)Includes 250,000 shares of Class A Common Stock owned of record by the Tyson Limited Partnership.
(3)Includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership as described in Footnote 1 to the Principal Shareholders table.
(4)Does  not include any shares of Class A Common Stock and Class B  Common
  Stock  owned  of record by the Tyson Limited Partnership of which  Leland
  E. Tollett, Joe F. Starr and John H. Tyson have a general partnership interest. See Footnote 1 to the Principal Shareholders table.
(5)Does not include 644,500 shares of Class A Common Stock held by the Tyson Foundation, a nonprofit charitable organization. Mr. Starr is a trustee of the Foundation and disclaims beneficial ownership of all such shares.
(6)Does not include Class B Common Stock owned of record by the Tyson Limited Partnership nor 704,469 shares of Class A Common Stock owned by the Estate of Randal Tyson.

                           ELECTION OF DIRECTORS

  The Board for the ensuing year is currently set at twelve members and may be fixed from time to time by or in the manner provided in the Company's Amended and Restated Bylaws. Directors are elected for a term of one year or until their successors are duly elected and qualified. The following slate of twelve nominees has been chosen by the Board, and the Board recommends that each be elected.

     Don Tyson, 68, Senior Chairman of the Board, served as Chairman of the Board until April 1995 when he was named Senior Chairman. Mr. Tyson served as Chief Executive Officer until March 1991 and has been a member of the Board since 1952.

     John H. Tyson, 45, was named Chairman of the Board effective October 1, 1998. He had previously served as Vice Chairman since 1997 and President of the Beef and Pork Division since 1993. He also has served as Director of Governmental, Media and Public Relations, as Vice President and Director of Engineering/Environmental/Capital Spending, as Vice President of Marketing/Corporate Accounts and as Special Projects Manager. Mr. Tyson has been a member of the Board since 1984.

     Joe F. Starr, 65, a private investor, served as a Vice President of the Company until 1996. Mr. Starr has been a member of the Board since 1969.

     Neely E. Cassady, 70, is Chairman of the Board of Cassady Investments, Inc. and served as a Senator in the Arkansas General Assembly from 1983 to 1996. Mr. Cassady has been a member of the Board since 1974.

     Fred Vorsanger, 70, is a private business consultant, manager of Bud Walton Arena and Vice President Emeritus of Finance and Administration at the University of Arkansas. He is a director of McIlroy Bank & Trust of Fayetteville, Arkansas. Mr. Vorsanger was a city director and mayor of Fayetteville and was a vice president at the University of Arkansas from 1968 until 1988. He has been a member of the Board since 1977.

     Leland E. Tollett, 61, retired as Chairman and Chief Executive Officer October 1, 1998. He served as Chairman of the Board since April 1995. He had served as Vice Chairman, President and Chief Executive Officer since March 1991 and as President and Chief Operating Officer from 1983 until 1991. Mr. Tollett has been a member of the Board since 1984.

     Shelby Massey, 65, is a farmer and a private investor. He served as Senior Vice Chairman of the Board from 1985 to 1988 and has been a member of the Board since 1985.

     Barbara Tyson, 49, is a Vice President of the Company. Ms. Tyson has served in related capacities for the past seven years and was previously a Regional Sales Manager in the Foodservice Division. Ms. Tyson has been a member of the Board since 1988.

     Lloyd V. Hackley, 57, is President and Chief Executive Officer of Lloyd V. Hackley and Associates, Inc. He was president of the North Carolina Community College System from 1995 to 1997 and was Chancellor and Tenured Professor of Political Science at Fayetteville State University, Fayetteville, North Carolina, from 1988 to 1995. Mr. Hackley has been a member of the Board since 1992.

     Donald E. Wray, 61, is President and Chief Operating Officer of the Company. He has held his current titles since April 1995 after serving as Chief Operating Officer since 1991 and as Senior Vice President of the Sales and Marketing Division since 1985. Mr. Wray has been a member of the Board since 1994.

     Gerald M. Johnston, 56, a private investor, was Executive Vice President of Finance for the Company from 1981 to 1996 when he stepped down and became a consultant to the Company. Mr. Johnston has been a member of the Board since 1996.

     Wayne Britt, 49, was named Chief Executive Officer and was elected to the Board effective October 1, 1998. Mr. Britt previously served as served as Executive Vice President and Chief Financial Officer from 1996 to 1998; Senior Vice President, International Division from 1994 to
  1996;  Vice  President, Wholesale Club Sales and Marketing from  1992  to
  1994; and as Secretary-Treasurer; Controller; Cost and Budget Manager; and Complex Controller prior to 1992.

   Each of the foregoing nominees is currently serving as a director of the Company and, with the exception of Wayne Britt, was elected at the last Annual Meeting of Shareholders. Wayne Britt was elected by the Board subsequent to the last Annual Meeting. John H. Tyson is the son of Don Tyson. Barbara A. Tyson is the widow of Randal Tyson, who was the brother of Don Tyson and uncle of John H. Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company's common stock, Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. None of the companies or organizations listed above is a parent, subsidiary or affiliate of the Company.

  On August 22, 1996, Don Tyson entered into a Stipulation and Consent with the Securities and Exchange Commission ("SEC") pursuant to which Mr. Tyson, without admitting or denying any wrongdoing, consented and agreed to the entry of a Final Judgment permanently enjoining him from violating Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and requiring the payment of a civil money penalty of $46,125. The Stipulation and Consent was entered as a Final Judgment on October 8, 1996, by the United States District Court for the Western District of Arkansas. The Stipulation and Consent arose as a result of the SEC's investigation of certain purchases and sales of common stock of Arctic Alaska Fisheries Corporation by Fred Cameron, an acquaintance of Mr. Tyson, in June 1992.

   Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing twelve nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

   The Board does not have a standing nominating committee. The Board nominates persons to be nominees for director and will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before September 30 in any year. The Board has a compensation committee (the "Compensation Committee") whose primary function is to oversee the administration of the Company's employee benefit plans and establish the Company's compensation policies. See "Report of Compensation Committee" contained herein. The Compensation Committee, comprised of Fred S. Vorsanger, Shelby D. Massey and Neely E. Cassady, held one meeting during fiscal 1998. The Compensation Committee has established a special subcommittee (the "Compensation Subcommittee") thereof comprised of Fred S. Vorsanger and Neely E. Cassady for the purpose of administering the Company's performance-based compensation plans. The Compensation Subcommittee held one meeting during fiscal 1998.

   The Board has an audit committee (the "Audit Committee") to assist it in fulfilling its fiduciary responsibilities for the financial reporting of the Company. Members of the Audit Committee during fiscal 1998 were Fred S. Vorsanger, Neely E. Cassady and Lloyd V. Hackley. The Audit Committee held four meetings during fiscal 1998.

   The Board has a special committee (the "Special Committee") for the purpose of overseeing and reviewing related party and other special transactions between the Company and its directors, executive officers or their affiliates. The Special Committee is comprised of Fred S. Vorsanger, Lloyd V. Hackley, Shelby D. Massey and Neely E. Cassady. The Special Committee held three meetings during fiscal 1998.

  The Board held four regularly scheduled meetings, one special meeting and three telephonic meetings in fiscal 1998. All current directors attended at least 75% of the meetings.


               EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table shows all the cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Senior Chairman, the former Chairman and Chief Executive Officer, the Chief Executive Officer and the three highest paid executive officers of the Company for such period in all capacities in which they served:

                        SUMMARY COMPENSATION TABLE

                                                             Long-Term
                   Annual Compensation                  Compensation Awards
                   -------------------                  -------------------
Name and                                 Other Annual             All Other
Principal                                 Compensa-     Options/  Compensa-
Position    Year    Salary      Bonus       tion         SARs   tion(2,3,4)
---------   ----    ------      -----    ------------   ------- -----------
Don Tyson,
Senior Chairman of the Board
            1998     $600,000   $86,656    $437,444(1)      -0-    $170,875
            1997      700,000       -0-     721,671(1)      -0-     163,520
            1996      720,000       -0-     979,839(1)      -0-      51,120
Wayne Britt,
Chief Executive Officer(5)
            1998     $331,090  $200,000         N/A         -0-     $36,687
            1997      309,793    81,250         N/A      60,000      24,145
            1996      246,250       -0-         N/A      32,500      17,484
Leland E. Tollett,
Former Chairman and
Chief Executive Officer(5)
            1998     $630,000  $630,000         N/A         -0-     $60,165
            1997      630,000       -0-         N/A     300,000      52,448
            1996      607,500       -0-         N/A         -0-      43,132
Donald E. Wray,
President and Chief
Operating Officer
            1998     $439,285  $200,000         N/A         -0-     $41,934
            1997      419,018       -0-         N/A     150,000      34,855
            1996      398,869       -0-         N/A      25,000      28,319
David S. Purtle,
Executive Vice President,
Operations, Warehousing
and Transportation
            1998     $331,089  $120,000         N/A         -0-     $34,599
            1997      313,525    81,250         N/A      52,500      26,086
            1996      294,062       -0-         N/A      32,500      20,878
Greg W. Lee,
Executive Vice President,
Sales, Marketing, and
Technical Services
            1998     $331,089  $120,000         N/A         -0-     $34,847
            1997      309,793    81,250         N/A      52,500      25,763
            1996      275,000       -0-         N/A      32,500      19,525

[FN]


(1)In 1998, "Other Annual Compensation" for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $235,800 and $164,200, respectively. In 1997, "Other Annual Compensation" for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $414,817 and $288,859, respectively. In 1996, "Other Annual Compensation" for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $571,720 and $398,119, respectively.
(2)In 1998, "All Other Compensation" includes the following for Messrs. Tyson, Britt, Tollett, Wray, Purtle and Lee: (i) Company matching contributions to the Employee Stock Purchase Plan of $30,000; $17,554 $31,500; $21,964; $16,554 and $16,554 for each named executive, respectively; (ii) Company contributions to the Executive Savings Plan of $29,475; $12,733; $22,265; $13,570; $11,645 and $11,893 on behalf of each named executive, respectively; and (iii) Company contributions to the Retirement Savings Plan of $6,400; $6,400; $6,400; $6,400; $6,400
  and $6,400 on behalf of each executive, respectively, to match a portion of 1998 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes $105,000, representing the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Tyson for which the Company will be reimbursed for premiums paid.
 (3)In 1997, "All Other Compensation" includes the following for Messrs. Tyson, Britt, Tollett, Wray, Purtle and Lee: (i) Company matching contributions to the Employee Stock Purchase Plan of $35,000; $14,359; $31,500; $20,951; $15,680; and $15,490 for each named executive, respectively; (ii) Company contributions to the Executive Savings Plan of $17,120; $3,205; $14,548; $7,504; $4,006; and $3,873 on behalf of each named executive, respectively; and (iii) Company contributions to the Retirement Savings Plan of $6,400; $6,400; $6,400; $6,400; $6,400
  and $6,400 on behalf of each executive, respectively, to match a portion of 1997 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes $105,000, representing the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Tyson for which the Company will be reimbursed for premiums paid.
(4)In 1996, "All Other Compensation" includes the following for Messrs. Tyson, Britt, Tollett, Wray, Purtle and Lee: (i) Company matching contributions to the Employee Stock Purchase Plan of $36,000; $12,313; $30,375; $19,943; $14,703; and $13,750 for each named executive, respectively; and (ii) Company contributions to the Executive Savings Plan of $15,120; $5,171; $12,758; $8,376; $6,175; and $5,775 on behalf of each named executive, respectively, to match a portion of 1996 pretax elective deferral contributions (included under salary) made by each person to such plans. There were no premium payments under split dollar life insurance policies on Mr. Tyson in 1996.
(5)Effective October 1, 1998, Leland E. Tollett retired as Chairman and Chief Executive Officer of the Company and John H. Tyson was elected Chairman of the Board and Wayne Britt was elected Chief Executive Officer of the Company.

                     OPTION/SAR EXERCISES AND HOLDINGS

   The following table sets forth information with respect to the named executives concerning unexercised options and SARs held as of the end of the fiscal year.


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION/SAR VALUES

                                       Number of Securities
                                      Underlying Unexercised
                                           Options/SARs       Value of Unexercised In-
                                            at FY-end         the-Money Options/SARs
                   Shares                  Unexercised             at FY-end(1)
                 Acquired on  Value  ------------------------- -------------------------
Name              Exercise  Realized Exercisable Unexercisable Exercisable Unexercisable
----             -----------------------------------------------------------------------
Don Tyson           -       -        -         -           -         -
Wayne Britt         -       -     12,000     119,250    $79,650    $567,639
Leland E. Tollett   -       -     11,250     307,500    $74,728    $993,559
Donald E. Wray      -       -     11,250     195,000    $74,728    $764,783
David S. Purtle     -       -     12,000     111,750    $79,650    $544,045
Greg W. Lee         -       -      8,250     111,750    $54,741    $544,045

[FN]

(1)Amounts represent the market value ($21.0625) less the exercise or base price for all shares underlying unexercisable options as of October 3, 1998.

Director Compensation

   Neely E. Cassady, Fred S. Vorsanger, Lloyd V. Hackley, Shelby D. Massey and Joe F. Starr, outside directors serving on the Board, receive an annual retainer of $25,000, while Don Tyson, Wayne Britt, John H. Tyson, Leland E. Tollett, Barbara A. Tyson, Donald E. Wray and Gerald M. Johnston, directors who are also employees or consultants of the Company, receive $2,500 per regular quarterly meeting. Outside directors are compensated at the rate of $1,000 per day for time spent on board-related activities.

Arrangements Upon Termination of Employment

   The Company and Don Tyson executed an employment contract on August 1, 1997, providing for his active employment through December 31, 1999, which employment is automatically extended for successive one year periods thereafter, unless terminated by either the Company or Mr. Tyson upon proper notice. The annual salary under this contract is a minimum of $600,000 per annum, a reduction from a minimum of $720,000 per annum under a prior employment contract. If Mr. Tyson becomes disabled while serving as an employee of the Company, he would be entitled to an annual salary during the period of such disability in an amount equal to one-half of his average total compensation (salary, bonuses and payments relating to travel and entertainment) (the ''Average Annual Compensation'') for the three years immediately prior to the date of his disability. In the event of his death while serving as an employee of the Company, annual payments would be made to his heirs for a period of ten years in an amount equal to (i) 50% of his Average Annual Compensation for the three years immediately prior to the date of his death, or (ii) if Mr. Tyson dies while receiving disability payments, the amount of his annual disability benefits. The death and disability benefits are funded by life insurance paid for by the Company of which it is also the sole beneficiary. Upon Mr. Tyson's retirement from active employment, he will receive, for the remainder of his life, annual compensation for certain advisory services he has agreed to perform in an amount equal to his disability benefits, calculated from the date of his retirement. The contract provides that the Company may not merge or consolidate with any other organization unless such organization expressly assumes the duties of the Company set forth in the contract. Accordingly, the contract could have the effect of deterring attempts to acquire control of the Company which involve such transactions and are opposed by Mr. Tyson.

  The Company and each of Leland E. Tollett and Donald E. Wray entered into contracts which provide that they will continue to furnish advisory services to the Company for a period of up to ten years following the date of their retirement from full-time employment. In consideration for their respective advisory services, beginning January 1, 1999, Mr. Tollett will receive an annual salary of $350,000 for three years, $310,000 for the next two years and $125,000 for the next five years, and, following Mr. Wray's retirement, Mr. Wray will receive $200,000 for the first five years and $100,000 for the next five years. The contracts also provide for continued vesting of outstanding stock options and continuation of health benefits. In the event of either executive's death: (i) the above described benefits will be paid to his surviving spouse until her death at which time all benefits shall cease and (ii) all unexercised stock options issued to the executive will be purchased by the Company based upon the value of such options on the business day immediately succeeding his death. No benefits will be payable under the contracts in the event an executive accepts employment with any competitor of the Company.


                     REPORT OF COMPENSATION COMMITTEE

   The Compensation Committee was comprised during fiscal 1998 of Messrs. Shelby D. Massey, Fred S. Vorsanger and Neely E. Cassady. The Compensation Committee oversees the administration of the Company's employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions relating to certain of the Company's compensation plans which require approval and administration solely by a committee comprised of "outside/disinterested directors." Effective November 18, 1994, the Committee approved the formation of the Compensation Subcommittee, comprised of Messrs. Vorsanger and Cassady, for the purpose of administering awards under the Company's performance-based compensation plans as required by the Omnibus Budget Reconciliation Act of 1993 ("OBRA").

  The following is a report submitted by the above-listed committee members in their capacity as the Compensation Committee of the Board, addressing the Company's compensation policy as it related to executive officers for fiscal 1998.

Compensation Policy

  The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with (i) bonuses based upon corporate performance and individual initiatives and performance, (ii) equity-based compensation and (iii) incentive and deferred compensation.

   Measurement of corporate performance is primarily based on Company goals and industry performance levels. Accordingly, in years in which performance goals and industry levels are achieved or exceeded, executive compensation
tends   to  be  higher  than  in  years  in  which  performance  is   below
expectations. Annual cash compensation, together with the payment of equity-based, incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in incentive and deferred compensation plans.

   In 1993, Congress enacted OBRA which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is "performance-based." OBRA is not expected to have an impact or result in the loss of a deduction with respect to cash compensation paid to the Company's executives during the last fiscal year. With respect to stock-based compensation, the Company's Amended and Restated Nonstatutory Stock Option Plan takes advantage of an exemption from OBRA for stock option grants.


Performance Measures

   In evaluating annual executive compensation, the Compensation Committee subjectively considers a number of factors including earnings per share, return on assets, return on equity, sales growth and total return to shareholders. These factors are compared with problems and advantages that are unique to the industry, performance in prior years and performance of other companies in the industry. In fiscal 1998, approximately 85% of the Company's revenues were derived from the sale of poultry and poultry products. Accordingly, the Company believes that its performance should be compared to that of other companies that are primarily poultry or poultry-product oriented to evaluate management performance. Therefore, the Company compares its performance against a peer industry group currently consisting of Cagle's, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., and WLR Foods, Inc. Although there are other producers of poultry and poultry products, the Compensation Committee believes that the percentage of poultry sales to total sales of the foregoing group more closely represents that of the Company.

Fiscal 1998 Compensation

   For fiscal 1998, the Company's executive compensation program consisted of (i) base salary, adjusted from the prior year, (ii) cash bonuses, (iii) matching contributions to incentive and deferred compensation plans, and
(iv) contributions under the Company's broad-based Stock Purchase Plan and Retirement Savings Plan which are fixed as a percentage of employee participant contributions.

Base Salary

   Executives' base salaries are reviewed annually to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. In reviewing base salaries, national surveys prepared by third-party consultants are utilized. The surveys are not limited to the Company's peer industry group but rather are comprised of regional and national companies of similar size and complexity. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the Company and level and scope of responsibility. The Compensation Committee believes that the base salaries of the Company's executive officers as a whole approximate the median level derived from comparative survey data.


Cash Bonuses

   Cash bonuses have historically been awarded to executive officers and other members of management from a bonus pool determined annually by management and approved by the Compensation Committee. The amount of the bonus pool has been based upon a subjective determination after considering a number of factors including attainment of performance goals, prior year's performance, performance of the peer industry group, general economic conditions, the relative mix between cash and long-term compensation, and the desire to reward and retain a sound management team.

   Fiscal 1998 was a year of transition and refinement for the Company. In January, the Company completed the acquisition of Hudson Foods, Inc., the country's fifth largest chicken producer. This acquisition, along with certain other steps implemented by management during fiscal 1998 (including a restructuring of the Company's operations and a strengthening of the Company's focus on its core chicken business) all helped to position the Company for the future. Still, while both the Hudson acquisition and the restructuring program are expected to have positive impacts on future results, they, together with certain other events occurring during fiscal 1998, adversely affected the ability of the Company to achieve its performance goals. Worldwide economic instability, the collapse of the Russian marketplace, instability in the domestic chicken market earlier in the fiscal year and an oversupply of competing meat proteins presented significant challenges for management and adversely affected financial results. After balancing the Company's performance, challenges and achievements in fiscal 1998 with the importance of rewarding and retaining a sound management team for the future, the Compensation Committee, upon the advice and recommendation of the Chairman and the Chief Executive Officer, subjectively determined to award cash bonuses to management.

Stock-Based Compensation

   The Compensation Committee approves long-term compensation from time to time in the form of stock-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders. The Compensation Committee believes that stock options are an effective incentive for executives and managers to create value for shareholders since the value of an option bears a direct relationship to appreciation in the Company's stock price. The determination of whether to grant stock options, whether on an aggregate or individual basis, has been delegated to and is in the discretion of the Compensation Subcommittee. In making such determination, the Compensation Subcommittee reviews the Company's performance as determined by the price of its stock, the relation of long-term compensation to cash compensation, the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of option grants in prior years and individual performance and potential contribution to the Company. Based upon these factors, the Compensation Subcommittee, during fiscal 1998, did not grant any options to any Company employees. Further, the Compensation Subcommittee did not award any restricted shares of Class A Common Stock under the Company's Restricted Stock Bonus Plan.


Senior Chairman, Chairman and CEO Compensation

  The general approach used in setting the base compensation for Don Tyson, the Company's Senior Chairman, and Leland E. Tollett, the Company's former Chairman and Chief Executive Officer, has been to provide compensation which is competitive with that of other companies of similar size, while encouraging and rewarding corporate performance in line with the interests of shareholders. The Compensation Committee used similar criteria in establishing the base salaries for John H. Tyson and Wayne Britt in their new capacities as Chairman and Chief Executive Officer, respectively.

   Effective fiscal 1995, the Compensation Subcommittee (with the approval of the Shareholders of the Company) adopted the Senior Executive Performance Bonus Plan to comply with the provisions of OBRA. The performance-based plan provides that participants thereunder are entitled to receive a pro-rata percentage of a "bonus pool" to be funded up to an annual aggregate maximum amount in any fiscal year equal to 1% of the Company's pre-tax income (as defined in the plan) for the fiscal year plus 0.5% of the increase in pre-tax income over the previous fiscal year. The Compensation Subcommittee retains full discretion to reduce or eliminate bonus payments otherwise payable under the Senior Executive Performance Bonus Plan.

   The only participants under the Senior Executive Performance Bonus Plan during fiscal 1998 were Don Tyson and Leland E. Tollett. Based upon Messrs. Tyson's and Tollett's pro-rata percentage of the bonus pool, the Compensation Subcommittee has determined that they would have been eligible for a cash bonus in fiscal 1998 of $1,492,400 and $639,600, respectively. Based in part on such eligibility, the Compensation Subcommittee awarded Messrs. Tyson and Tollett bonuses of $86,656 and $630,000, respectively. The Compensation Subcommittee also determined that Mr. Tollett, effective at the time of his retirement, would no longer be eligible for bonuses under the Senior Executive Performance Bonus Plan and that Don Tyson, John
H. Tyson and Wayne Britt would be eligible thereunder for the 1999 fiscal year.


Summary

   The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 1998 adequately reflect the Company's compensation goals and policies.

                                 Fred S. Vorsanger*
                                 Neely E. Cassady*
                                 Shelby D. Massey


*Members of Compensation Subcommittee

                            COMPANY PERFORMANCE

   The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 composite index and an index of peer companies selected by the Company.

                                  [GRAPH]
              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    (Tyson Foods, S&P 500, Peer Group)

                Base     Return    Return    Return    Return     Return
                Sept.     Sept.     Sept.     Sept.     Sept.      Sept.
                1993      1994      1995      1996      1997       1998
                ----     ------    ------    ------    ------     ------
Tyson Foods      100     112.63    126.55    126.30    167.13     142.49

S&P 500          100     103.69    134.53    161.88    227.36     247.92

Peer Group       100     136.52    124.55    127.65    177.26     199.85

                                __________

                    Source S&P Compustat Services, Inc.

   The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 1993.

   The above graph compares the performance of the Company with that of the S&P 500 Composite, and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: Cagle's, Inc., Golden Poultry Company, Inc., Hudson Foods, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., and WLR Foods, Inc.; however, 1998 does not include Golden Poultry Company, Inc. which was acquired by Gold Kist, Inc., and Hudson Foods, Inc., which was acquired by the Company. These companies were approved by the Compensation Committee.

                           CERTAIN TRANSACTIONS

  The Company has historically engaged in loans, lease agreements and other transactions with various of its executive officers, directors and their affiliates. The following summarizes such transactions in excess of $60,000 to which the Company was a party during fiscal 1998. The Company anticipates that it will continue to engage in similar transactions with such persons in the future. All new related party transactions are reviewed by the Special Committee.


Loans

   During fiscal 1998, other than for ordinary travel and expense payments, the Company has made no loans or advances to any of its executive officers, directors or affiliates.


Other Transactions

   The following list is a summary of transactions between the Company and its executive officers, directors, nominees, principal shareholders and other related parties. Most of the farm leases are for specialized swine farrowing and rearing facilities. Because of the specialized nature of the Company's business, certain investors, some of whom are directors and executive officers, have agreed to build swine or poultry facilities designed to meet the Company's particular requirements. These facilities are generally leased for terms not exceeding five years with renewal options in favor of the Company. The Company anticipates that it will continue such leases under terms of the respective renewal options.

   1.    During  fiscal  1998, the Company leased certain  farms  from  the following  with  aggregate  lease  payments  as  follows:  (i)  Don  Tyson,
$759,000; (ii) a partnership of which John H. Tyson and the Estate of Randal Tyson are partners, $336,000; (iii) entities in which Joe F. Starr and the children of Don Tyson, including John H. Tyson, are partners or owners, $1,127,080; (iv) the Tyson Children Partnership of which John H. Tyson is a partner, $540,000; (v) Estate of Randal Tyson, $120,000; (vi) Estates of John and Helen Tyson, of which Don Tyson is executor, $30,000;
(vii) Leland E. Tollett, $226,486; (viii) certain entities controlled by Joe F. Starr, $105,500; (ix) Gerald M. Johnston, $397,728; (x) a partnership in which Gerald M. Johnston and Donald E. Wray are among the partners, $98,880; and (xi) an entity owned in part by Wayne Britt, $512,012.

   2. The Company has an aircraft operation agreement with the Estates of John and Helen Tyson, on a month-to-month basis with aggregate payments of $230,592 for fiscal 1998.

  3. A subsidiary of the Company, Cobb-Vantress, Inc., has a contract for a breeder hen Research and Development farm with Leland E. Tollett with aggregate payments of $624,077 during fiscal 1998.

   4. Certain persons, including some executive officers and directors, are engaged in poultry and swine growout operations whereby these persons purchase from the Company baby chicks, feeder pigs, feed, veterinary and technical services, supplies and other related items necessary to grow these livestock to market age, at which time they are sold either to the Company or to unrelated parties. For fiscal 1998, the purchases from the Company of the above-enumerated items, which were at fair market value, by such persons were: Don Tyson, $6,757,678; Joe F. Starr, $1,564,626; Barbara
A. Tyson, $1,220,630; and John H. Tyson, $1,989,501.

   5. During fiscal 1998, the Company had contracts for poultry growout services with (i) a partnership in which Gerald M. Johnston and Donald E. Wray are among the partners with aggregate payments of $167,358; and (ii) an entity owned by Gerald M. Johnston with aggregate payments of $84,273.

   6. The Company previously has entered into an agreement, which was amended effective October 1, 1997, with entities of which Don Tyson is a principal, with respect to the operation of a waste water treatment plant which is located adjacent to and services the Company's chicken processing facility in Nashville, Arkansas, with aggregate payments by the Company of $3,298,899 for fiscal 1998 pursuant to such agreement. Additionally, the Company has entered into an agreement with the Tyson Limited Partnership and another entity in which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services a processing facility in Springdale, Arkansas, with aggregate payments by the Company of $1,891,787 for fiscal 1998 pursuant to such agreement.

   7. During fiscal 1998, the Company sold chicken products at market prices for a total amount of $1,056,217 to a company in which the adult son of Gerald M. Johnston holds a substantial interest.

   8. During fiscal 1998, the Company leased office and warehouse space from entities in which Joe F. Starr and the children of Don Tyson, including John H. Tyson, are partners or owners, with aggregate lease payments of $186,000.

   9. During 1996, the Company announced it was terminating the Tyson Foods, Inc. Profit Sharing Plan and Trust (the "Plan") which held, among other assets, 2,250,000 shares of the Company's Class A Common Stock as well as certain real estate leased to the Company. During fiscal 1997, the Company purchased such shares for $52,593,750 and such real estate for $33,142,000. The purchase price for the shares was based upon their then fair market value as quoted on the Nasdaq National Market. The purchase price for the real estate was based on the higher of the Plan's cost or the market value, as determined by an independent fiduciary. During 1998, substantially all cash maintained in the Plan was distributed to Plan participants. The portion of distributions made to directors and executive officers attributable to proceeds received from the Company's purchase of such shares and real estate assets was as follows: Don Tyson, $20,429,323; Wayne Britt, $436,691; Leland E. Tollett, $6,639,130; John H. Tyson, $219,825; Donald E. Wray, $3,995,242; David S. Purtle, $143,932; Greg W.
Lee, $177,608; Barbara Tyson, $295,071; Gerald Johnston, $945,640; and Shelby D. Massey, $446,589.

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

  The Company's directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC.

   Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year, all filing requirements applicable to directors and executive officers have been complied with, except that Roy Brown inadvertently failed to file one Form 4 Statement of Changes in Beneficial Ownership for the month of August 1998 to report the sale of Class A Common Stock.


                          AUDITORS TO BE PRESENT

   A representative of Ernst & Young LLP, the Company's auditors for fiscal 1998 and the current year, is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

                           SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders (the "2000 Annual Meeting") must be received by the Company on or before August 12, 1999, in order to be eligible for inclusion in the Company's proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

   Additionally, the Company's bylaws provide that for a shareholder proposal to be brought before and considered at an annual meeting by a shareholder proponent (the "Proponent"), such Proponent must provide, deliver or mail notice thereof to the Secretary of the Company at the principal executive office of the Company (and such Secretary must receive such notice) not less than 75 days nor more than 100 days prior to the date of such annual meeting. For such provision to be effective, the Company must have provided notice to shareholders, or otherwise publicly disclose, the date of the annual meeting at least 85 days in advance thereof. If no notice or public disclosure is made by the Company within that time frame, the Proponent's notice to be timely received must be received not later than the close of business on the 10th day following the day on which notice of the meeting is actually mailed to shareholders or public disclosure of the meeting date is actually made. The actual date of the Company's 2000 Annual Meeting has not yet been determined. The Company anticipates that public disclosure of the date of the 2000 Annual Meeting will be made in the Company's Quarterly Report on Form 10-Q for the third quarter of fiscal 1999, which report will be filed with the Securities and Exchange Commission in August 1999.

                         EXPENSES OF SOLICITATION

    The   cost  of  soliciting  proxies  will  be  borne  by  the  Company.
Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone, telegraph or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

                     ADDITIONAL INFORMATION AVAILABLE

   UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY'S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF NOVEMBER 18, 1998, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY.


                               OTHER MATTERS

   So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

   SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.


                                 By Order of the Board of Directors


                                 R. Read Hudson
                                 Secretary

December 11, 1998

(FRONT)                       TYSON FOODS, INC.

                      PROXY SOLICITED BY BOARD OF DIRECTORS
                      FOR THE ANNUAL MEETING OF SHAREHOLDERS
                               JANUARY 8, 1999

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) Don Tyson and Joe F. Starr, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on January 8, 1999, at 10:00 a.m. local time, and at any adjournments or postponements thereof, for the transaction of the following business:

To fix the number of directors for the ensuing year at twelve (12) and to elect twelve (12) directors:

Don Tyson, John H. Tyson, Wayne Britt, Joe F. Starr, Neely E. Cassady, Fred S. Vorsanger, Leland E. Tollett, Shelby D. Massey,
Barbara A. Tyson, Lloyd V. Hackley, Donald E. Wray, Gerald M. Johnston

To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

(BACK)

Please mark your vote as in this example. [X]

UNLESS OTHERWISE INSTRUCTED HEREON, IT IS INTENDED THAT THE PROXIES WILL VOTE THESE SHARES FOR THE ELECTION OF THE NAMED NOMINEES.

                                            FOR       WITHHOLD
1. Election of Directors (See Reverse).     [ ]         [ ]

If you wish to withhold authority to vote for any nominee(s),list such nominee(s) name(s) below.

------------------------------------------------------------------

2. To consider and act upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

 FOR       WITHHOLD
 [ ]         [ ]


I PLAN TO ATTEND THE MEETING. [ ]

                                 (The signature(s) should be exactly as
                                 the name appears at left. If stock is in the name of (i) two or more persons, each should sign; (ii) a corporation, the president or other authorized officer should sign; (iii) a partnership, an authorized person should sign in the partnership name. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary should state their full title.)

Please sign, date and return this proxy as soon as possible.


SIGNATURE(S)             DATE

------------------------------------------------------------------------


SIGNATURE(S)             DATE

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